Exhibit 99.1
VTR EXPANDS BANK FACILITY
Approximately US$130 million to Repay Shareholder Loans
Denver, Colorado — September 21, 2005: Liberty Global, Inc. (“Liberty Global”) (NASDAQ: LBTYA, LBTYB, LBTYK), announced today that VTR GlobalCom, S.A. (“VTR”), its Chilean subsidiary, has successfully completed the syndication of a Chilean Peso denominated bank facility in the amount of approximately CLP$175 billion (approximately US$327 million).
This new facility improves the maturity and other terms of VTR’s existing CLP$105 billion (approximately US$197 million) Chilean bank facility and includes new funds in the amount of approximately CLP$70 billion (approximately US$130 million) to repay shareholders loans.
Liberty Global will be repaid approximately US$120 million and Cristalerias de Chile S.A. will be repaid approximately US$10 million. VTR is 80% owned by Liberty Global and 20% owned by Cristalerias de Chile S.A.
About VTR GlobalCom, S.A.
VTR is the largest broadband cable operator in Chile in terms of number of subscribers. Based on VTR’s operating statistics as of June 30, 2005, VTR’s network passed approximately 2.1 million homes and served over 1.3 million revenue generating units, including approximately 746,800 video subscribers, 337,600 telephone subscribers and 255,100 broadband Internet subscribers.
About Liberty Global, Inc.
Liberty Global owns interests in broadband distribution and content companies operating outside the continental United States, principally in Europe, Asia, and the Americas. Through its subsidiaries and affiliates, Liberty Global is the largest broadband cable operator outside the U.S. in terms of subscribers. Based on the Company’s consolidated operating statistics at June 30, 2005 (other than NTL Ireland which we consolidate but do not control), Liberty Global’s networks passed approximately 23.5 million homes and served approximately 14.9 million revenue generating units, including approximately 10.7 million video subscribers, 2.5 million broadband Internet subscribers and 1.8 million telephone subscribers.
For more information, please visit www.lgi.com or contact:

Christopher Noyes	Bert Holtkamp
Investor Relations — Denver	Corporate Communications — Europe
(303) 220-6693	+31 20 778 9447

Dennis Okhuijsen
Investor Relations — Europe
+31 20 778 9966